Exhibit 99.1

Hour Loop Reports Second Quarter of 2025 Results

Profitability Continues Despite Challenges for the Overall Economy

Redmond, WA, Aug 12, 2025 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the quarter ended June 30, 2025.

Financial Highlights for Second Quarter of 2025:

●	Net revenues decreased 3.4% to $27.1 million, compared to $28.1 million in the year-ago period;
●	Net income increased to $1.2 million, compared to $0.6 million in the year-ago period; and
●	Cash used in operating activities for the six months ended June 30, 2025, was $0.9 million, compared to cash provided by operating activities of $0.9 million in the year-ago period.

Management Commentary

“The second quarter of 2025 brought meaningful disruption to the retail sector as new U.S. trade actions targeting Chinese imports reshaped sourcing dynamics, pressured margins, and introduced heightened uncertainty across global supply chains. Retailers had to adapt quickly to rising costs and increased operational complexity.” said Sam Lai, CEO and interim CFO of Hour Loop.

“Despite these headwinds, Hour Loop delivered a strong quarter. Net income was nearly double compared to the same period last year, even as revenue declined modestly — marking our best second quarter performance to date.”

“This outcome was not accidental. Over the past several years, we’ve made focused investments to improve our operating efficiency, streamline our cost base, and build margin resilience. In the second quarter of 2025, we saw that effort materialize through expanded margins and reduced operating expenses. These improvements weren’t short-term fixes — they are structural gains that we believe position us to weather volatility and outperform through cycles.”

“Looking forward, we believe we are well-positioned for the second half of the year. Our strengthened operating model gives us the flexibility to defend margins or pursue growth offensively as conditions evolve.”

“To our shareholders — thank you for your continued trust. To our team around the world — your focus and execution made this performance possible. We’re proud of what we’ve accomplished together, and we remain committed to building long-term value, even in uncertain times.”

Second Quarter of 2025 Financial Results

Net revenues in the second quarter of 2025 were $27.1 million, compared to $28.1 million in the year-ago period. The decrease was mainly impacted by higher sales prices.

Gross profit percentage for the second quarter of 2025 increased 1.5% to 57.2% of net revenues, compared to 55.7% of net revenues in the comparable period a year ago. The increase was primarily driven by strategic price adjustments.

Operating expenses as a percentage of net revenues decreased 1.1% to 51.2%, compared to 52.3% of net revenues in the year-ago period. The decrease was mainly caused by the significant reimbursement for the claims of last year.

Net income in the second quarter of 2025 was $1.2 million, or $0.04 per diluted share, compared to $0.6 million, or $0.02 per diluted share, in the comparable year-ago period. The increase was driven by decreased costs and expenses as a result of the reasons mentioned above.

As of June 30, 2025, the Company had $0.3 million in cash and cash equivalents, compared to $2.1 million as of December 31, 2024. This decrease was driven by the loan repayment and growth of inventories.

Inventories as of June 30, 2025, were $20.9 million, compared to $14.6 million as of December 31, 2024. The Company intentionally ramped up inventory investment during the second quarter of 2025.

Full Year 2025 Financial Outlook

For the full year 2025, Hour Loop is not able to provide forward-looking guidance at this time due to ongoing economic uncertainty, primarily influenced by current tariff conditions.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round, including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department, Hour Loop, Inc.

finance@hourloop.com

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share and per share data)

As of June 30, 2025 and December 31, 2024

(Unaudited)

	June 30, 2025	December 31, 2024

ASSETS
Current assets
Cash	$325,354	$2,119,581
Accounts receivable, net	477,955	1,650,547
Inventory, net	20,940,746	14,640,632
Prepaid expenses and other current assets	525,287	327,894
Total current assets	22,269,342	18,738,654

Property and equipment, net	40,574	56,797
Deferred tax assets	513,152	1,060,104
Operating lease right-of-use lease assets	137,465	111,409
Total non-current assets	691,191	1,228,310
TOTAL ASSETS	$22,960,533	$19,966,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,584,090	$4,176,305
Credit cards payable	2,980,539	3,389,880
Short-term loan	683,760	610,967
Operating lease liabilities-current	75,897	114,540
Accrued expenses and other current liabilities	732,367	2,322,535
Due to related parties	2,660,418	4,192,995
Total current liabilities	15,717,071	14,807,222

Non-current liabilities
Operating lease liabilities-non-current	61,334	-
Deferred tax liabilities	19,464	-
Total non-current liabilities	80,798	-
Total liabilities	15,797,869	14,807,222
Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock: $0.0001 par value per share, 10,000,000 shares authorized, none issued and outstanding as of June 30, 2025 and December 31, 2024	-	-
Common stock: $0.0001 par value per share, 300,000,000 shares authorized, 35,160,190 and 35,143,460 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	3,516	3,514
Additional paid-in capital	5,832,685	5,802,686
Retained earnings (accumulated deficit)	1,236,343	(595,175)
Accumulated other comprehensive income (loss)	90,120	(51,283)
Total stockholders’ equity	7,162,664	5,159,742

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,960,533	$19,966,964

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In U.S. Dollars, except for share and per share data)

For the Three Months and Six Months Ended June 30, 2025 and 2024

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenues, net	$27,103,106	$28,070,707	$52,940,196	$52,751,829
Cost of revenues	(11,605,754)	(12,445,297)	(23,297,546)	(22,674,213)
Gross profit	15,497,352	15,625,410	29,642,650	30,077,616

Operating expenses
Selling and marketing	11,715,571	12,843,697	22,962,568	24,017,888
General and administrative	2,160,930	1,844,517	4,138,366	3,584,360
Total operating expenses	13,876,501	14,688,214	27,100,934	27,602,248

Income from operations	1,620,851	937,196	2,541,716	2,475,368

Other (expenses) income
Other expense	(2,300)	(4,777)	(1,999)	(5,933)
Interest expense	(43,782)	(61,984)	(90,837)	(124,096)
Other income	7,912	59,477	69,737	87,511
Total other expenses, net	(38,170)	(7,284)	(23,099)	(42,518)

Income before income taxes	1,582,681	929,912	2,518,617	2,432,850
Income tax expense	(405,680)	(280,762)	(687,099)	(717,886)

Net income	1,177,001	649,150	1,831,518	1,714,964

Other comprehensive income (loss)
Foreign currency translation adjustments	154,939	(8,058)	141,403	(24,591)

Total comprehensive income	$1,331,940	$641,092	$1,972,921	$1,690,373

Basic and diluted income per common share	$0.04	$0.02	$0.06	$0.05
Weighted-average number of common shares outstanding	35,160,095	35,108,804	35,155,795	35,102,203

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the Six Months Ended June 30, 2025 and 2024

(Unaudited)

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2025	2024

Cash flows from operating activities
Net income	$1,831,518	$1,714,964

Reconciliation of net income to net cash used in operating activities:
Depreciation expenses	23,517	70,920
Amortization of operating lease right-of-use lease assets	122,018	98,773
Deferred tax assets	546,952	571,296
Deferred tax liabilities	19,464	-
Stock-based compensation	30,001	36,000
Inventory allowance	416,196	645,379
Unrealized foreign exchange gain	237,028	-
Changes in operating assets and liabilities:
Accounts receivable	1,172,592	(5,594)
Inventory	(6,716,310)	(1,026,905)
Prepaid expenses and other current assets	(197,393)	37,203
Accounts payable	4,407,785	1,875,374
Credit cards payable	(409,341)	(2,120,514)
Accrued expenses and other current liabilities	(2,283,745)	(888,522)
Operating lease liabilities	(125,712)	(92,899)
Income taxes payable	-	33,700
Net cash (used in) provided by operating activities	(925,430)	949,175

Cash flows from investing activities:
Purchases of property and equipment	(801)	(34,593)
Net cash used in investing activities	(801)	(34,593)

Cash flows from financing activities:
Payments to related parties	(839,000)	-
Net cash used in financing activities	(839,000)	-
		-
Effect of changes in foreign currency exchange rates	(28,996)	(51,838)

Net change in cash	(1,794,227)	862,744

Cash at beginning of the period	2,119,581	2,484,153

Cash at end of the period	$325,354	$3,346,897

Supplemental disclosures of cash flow information:
Cash paid for interest	$11,095	$9,883
Cash paid for income tax	$52,841	$109,260
Non-cash investing and financing activities:
Operating lease right-of-use of assets and operating lease liabilities recognized	$134,648	$172,903

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.